Exhibit 10.17
Execution Version
Aurora Diagnostics Holdings, LLC
11025 RCA Center Dr., Ste. 300
Palm Beach Gardens, FL 33410
June 12, 2009
KRG Capital Partners, L.L.C.
1515 Arapahoe St, Tower One, Suite 1500
Denver, CO 80202
Attention: Christopher Bock
KRG Aurora Blocker, Inc. do
KRG Capital Partners, L.L.C.
1515 Arapahoe St, Tower One, Suite 1500
Denver, CO 80202
Attention: Mark M. King
                 Christopher Bock
Re:	Management Rights
Ladies and Gentlemen:
     This letter will confirm our agreement that effective upon your purchase of Class A-1 Units (the “Class A-1 Units”) of Aurora Diagnostics Holding, LLC, a Delaware limited liability company (the “Company”), each of you will be entitled to the following contractual management rights, in addition to rights to certain non-public financial information, inspection rights and other rights that you may be entitled to pursuant to that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of the date hereof:
     (1) You shall be permitted to consult with and offer advice to management of the Company and its subsidiaries on significant business issues, including management’s proposed annual operating plans, and management will make itself reasonably available to meet with you at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.
     (2) You may examine the books and records of the Company and its subsidiaries and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s and its subsidiaries’ financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided hereunder.
     (3) If and for so long as you do not have a representative on the Company’s Board of Managers, the Company shall invite you to send your representative to attend in a nonvoting observer capacity all meetings of its Board of Managers and, in this respect, shall give your representative copies of all notices, minutes, consents, and other material that it provides to its Managers at the same time and in the same manner provided to Managers; provided, however, that the Company reserves the right to exclude your representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons.

The rights described herein shall terminate and be of no further force or effect upon the earlier to occur of (i) the closing of an initial public offering of shares of the Company’s (or its corporate successor’s) capital stock pursuant to a registration statement filed by the Company (or its corporate successor) under the Securities Act of 1933 which has become effective thereunder (other than a registration statement relating solely to employee benefit plans or a transaction covered by Rule 145) and (ii) each of you ceasing to own any Class A-I Units (or any other equity interests of the Company). All covenants and agreements in this letter by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

Very truly yours, AURORA DIAGNOSTICS HOLDINGS, LLC
By:	/s/ James C. New
	Name:	James C. New
	Title:	Chief Executive Officer/President

Signature Page to Management Rights Letter